Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER ANNOUNCES REVISION TO ACCOUNTING FOR

CONVERTIBLE BONDS IN FIRST AND SECOND QUARTERS OF 2004

AND FOR 2003 TO IMPLEMENT RECENT ACCOUNTING CHANGE

~ Fourth Quarter 2004 Diluted EPS of $0.95 Unchanged ~

~ 2005 Guidance Unchanged ~

Westlake Village, CA (February 9, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced revisions to its financial results for certain prior periods to implement recent changes in applicable accounting standards.  These changes have no effect on earnings for the fourth quarter of 2004 or to the 2005 financial guidance as provided earlier today.

Commencing with the third quarter of 2004, the Company’s senior convertible notes were deemed to be outstanding for purposes of calculating diluted earnings per share under the “if-converted” method of accounting because the trading price of the Company’s common stock had reached the contingent conversion price set forth in the indenture governing the notes.  Recently, the accounting standard was amended to require application of the “if converted” method regardless of the trading price of the common stock.  This new standard also required the restatement of prior period results to apply the new method to all periods during which the convertible notes were outstanding (instead of the pro forma presentation provided by the Company).  In consultation with its independent auditor, the Company has determined that the restatement of prior period results should be implemented for the year ended December 31, 2004.

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The sole consequence of this change is to apply the if-converted method to the first and second quarters of 2004 and for the year ended December 31, 2003.  The result of the retroactive application of this change is to reduce diluted earnings per share for the year ended December 31, 2004 from the previously reported $2.36 to $2.29, consistent with the pro forma data previously published.  In addition, diluted earnings per share for the year ended December 31, 2003 is changed from $1.50 to $1.47.  Net income for all periods noted is unchanged as are the previously disclosed per share results for the third and fourth quarters of 2004.

A tabular presentation of these adjustments and related calculations is attached to this press release.

Except for this correction regarding the retroactive application of the “if-converted method,” no other change has been made in the results announced earlier today.  In addition, no amendment of any quarterly or annual report previously filed with the Securities and Exchange Commission is required.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 138 Guitar Center stores, with 114 stores in 46 major markets and 24 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

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2004

Impact on Dilutive EPS of 4% Senior Convertible Notes Issued June 16, 2003

(in thousands, except per share amounts)

	2004 QTD					2004 YTD
	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	YEAR

Calculation of dilutive earnings per share as reported

Net income	$11,780	$12,144	$12,411	$27,090	$63,425	$11,780	$23,924	$36,335	$63,425
Add back interest, net of tax on 4% Senior Convertible notes (a)	—	—	733	733	1,466	—	—	733	1,466
Net income excluding interest expense on 4% Senior Convertible Notes	11,780	12,144	13,144	27,823	64,891	11,780	23,924	37,068	64,891

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	25,501	25,967	26,343	26,508	26,084	25,501	25,744	25,941	26,084

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)			2,892	2,892	1,446			964	1,446
Diluted weighted average shares outstanding	25,501	25,967	29,235	29,400	27,530	25,501	25,744	26,905	27,530

Dilutive net income per share as reported	$0.46	$0.47	$0.45	$0.95	$2.36	$0.46	$0.93	$1.38	$2.36

Calculation of dilutive earnings per share, all periods assumed convertible

Net income	11,780	12,144	12,411	27,090	63,425	$11,780	$23,924	$36,335	$63,425
Add back interest, net of tax on 4% Senior Convertible notes (a)	733	733	733	733	2,932	733	1,466	2,199	2,932
Net income excluding interest expense on 4% Senior Convertible Notes	12,513	12,877	13,144	27,823	66,357	12,513	25,390	38,534	66,357

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	25,501	25,967	26,343	26,508	26,084	25,501	25,744	25,941	26,084

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	2,892	2,892	2,892	2,892	2,892	2,892	2,892	2,892	2,892
Diluted weighted average shares outstanding	28,393	28,859	29,235	29,400	28,976	28,393	28,636	28,833	28,976

Dilutive net income per share, all periods assumed convertible	$0.44	$0.45	$0.45	$0.95	$2.29	$0.44	$0.89	$1.34	$2.29

Difference	$0.02	$0.02	$—	$—	$0.07	$0.02	$0.04	$0.04	$0.07

(a)                                  Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Notes, net of tax, using our effective tax rate of 38%.

(b)           Represents the assumed convertible shares outstanding on the 4% Senior Convertible Notes.

2003

Impact on Dilutive EPS of 4% Senior Convertible Notes Issued June 16, 2003

(in thousands, except per share amounts)

	2003 QTD					2003 YTD
	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	YEAR

Calculation of dilutive earnings per share as reported

Net income	$5,277	$6,150	$5,781	$19,652	$36,860	$5,277	$11,427	$17,208	$36,860
Add back interest, net of tax on 4% Senior Convertible notes (a)	—	—	—	—	—	—	—	—	—
Net income excluding interest expense on 4% Senior Convertible Notes	5,277	6,150	5,781	19,652	36,860	5,277	11,427	17,208	36,860

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	23,652	24,173	24,944	25,172	24,561	23,652	23,928	24,329	24,561

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	—	—	—	—	—	—	—	—	—
Diluted weighted average shares outstanding	23,652	24,173	24,944	25,172	24,561	23,652	23,928	24,329	24,561

Dilutive net income per share as reported	$0.22	$0.25	$0.23	$0.78	$1.50	$0.22	$0.48	$0.71	$1.50

Calculation of dilutive earnings per share, all periods assumed convertible

Net income	5,277	6,150	5,781	19,652	36,860	5,277	11,427	17,208	36,860
Add back interest, net of tax on 4% Senior Convertible notes (a)	—	114	733	733	1,580	—	114	847	1,580
Net income excluding interest expense on 4% Senior Convertible Notes	5,277	6,264	6,514	20,385	38,440	5,277	11,541	18,055	38,440

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	23,652	24,173	24,944	25,172	24,561	23,652	23,928	24,329	24,561

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	—	450	2,892	2,892	1,558	—	225	1,114	1,558
Diluted weighted average shares outstanding	23,652	24,623	27,836	28,064	26,119	23,652	24,153	25,443	26,119

Dilutive net income per share, all periods assumed convertible	$0.22	$0.25	$0.23	$0.73	$1.47	$0.22	$0.48	$0.71	$1.47

Difference	—	0.00	(0.00)	0.05	0.03	—	(0.00)	(0.00)	0.03

(a)                                  Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Convertible Notes, net of tax, using our effective tax rate of 38%.

(b)                                 Represents the assumed convertible shares outstanding on the 4% Senior Convertible Notes.